Filed Pursuant to Rule 433

Registration No. 333-184137

December 3, 2012

Final Term Sheet

$400,000,000 2.85% Senior Notes due 2023

$350,000,000 4.30% Senior Notes due 2043

Issuers:	Plains All American Pipeline, L.P. and PAA Finance Corp.

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P)*:	Baa2/BBB

Pricing Date:	December 3, 2012

Settlement Date (T+5):	December 10, 2012

Maturity Date:	2023 Notes: January 31, 2023 2043 Notes: January 31, 2043

Principal Amount:	2023 Notes: $400,000,000 2043 Notes: $350,000,000

Benchmark:	2023 Notes: UST 1.625% due November 15, 2022 2043 Notes: UST 2.750% due August 15, 2042

Benchmark Yield:	2023 Notes: 1.628% 2043 Notes: 2.804%

Spread to Benchmark:	2023 Notes: +125 bps 2043 Notes: +150 bps

Yield to Maturity:	2023 Notes: 2.878% 2043 Notes: 4.304%

Coupon:	2023 Notes: 2.85% 2043 Notes: 4.30%

Public Offering Price:	2023 Notes: 99.752% 2043 Notes: 99.925%

Net Proceeds (after estimated expenses) to the Partnership:	$742.0 million

Make-Whole Call:	2023 Notes: T+20 bps 2043 Notes: T+25 bps

Call at Par:	2023 Notes: On or after October 31, 2022 2043 Notes: On or after July 31, 2042

Interest Payment Dates:	January 31 and July 31, beginning July 31, 2013

CUSIP / ISIN:	2023 Notes: 72650R BB7 / US72650RBB78 2043 Notes: 72650R BC5/ US72650RBC51

Joint Book-Running Managers:	Wells Fargo Securities, LLC Barclays Capital Inc. Citigroup Global Markets Inc. SunTrust Robinson Humphrey, Inc. UBS Securities LLC

Co-Managers:

Mitsubishi UFJ Securities (USA), Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

SG Americas Securities, LLC

BB&T Capital Markets, a division of Scott & Stringfellow, LLC

BMO Capital Markets Corp.

CIBC World Markets Corp.

Fifth Third Securities, Inc.

ING Financial Markets LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuers have filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuers’ prospectus in that registration statement and any other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Wells Fargo Securities, LLC at 1-800-326-5897, Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, SunTrust Robinson Humphrey, Inc. at 1-800-685-4786, or UBS Securities LLC at 1-877-827-6444 ext. 561-3884.